ACM GOVERNMENT SPECTRUM FUND, INC.                Exhibit 77C
811-5500




The Annual Meeting of Shareholders of ACM Government Income Fund, Inc. was held on May 28, 1998. A description of each proposal and number of shares voted at the meeting are as follows:

1. To Elect Directors:   Shares Voted For    Withheld Authority
   Class One Directors
   (term expires 2001)
   John H. Dobkin           31,781,839          802,030
   Clifford L. Michel       31,793,351          790,518
   Donald J. Robinson       31,792,234          791,634

   Class Two Director
   (term expires 1999)
   William H. Foulk, Jr.    31,803,278          780,591



2. To ratify the selection       Shares      Shares Voted   Shares
   of Ernst & Young LLP as       Voted For   Against    Abstained
   the Fund's independent
   auditors for the Fund's
   fiscal year ending
   December 31, 1998.        32,017,850  208,907     357,112
ACM GOVERNMENT SPECTRUM FUND, INC.                Exhibit 77Q2
811-5500



During the Fund's most recently completed fiscal year ended December 31, 1997, the following individual filed a late report on Form 3.

                                     Number of         Number of
Name            Title                Late Reports      Late Transactions
Paul J. DeNoon  Vice President       1                 0